                                                                   Exhibit  12.1


                              REDBACK NETWORKS INC.
                Computation of Ratio of Earnings to Fixed Charges

                              Pursuant to Item 503
                                 Regulation S-K

                                       PERIOD FROM
                                       AUGUST 30,
                                          1996
                                       (INCEPTION)                                      THREE MONTHS ENDED
                                         THROUGH           YEAR ENDED DECEMBER 31,          MARCH 31,
                                        DECEMBER 31,     -----------------------------  -------------------
                                           1996            1997       1998      1999       1999       2000
                                       -------------     --------   --------  --------  --------  ---------
                                                                     (DOLLARS IN THOUSANDS)

Net loss ...........................     $(142)          $(4,411)   $(9,876)  $(7,919)  $(3,801)  $(85,237)
Interest ...........................        --                60        223       319        22        279
Amortization of interest expense
   related to warrants issued ......        --                25         28        28         7          7
Lease rental expense representative
   of interest (1) .................        --                48        147       414        28        196
                                         ------           ------     ------     -----     -----     ------
Net loss before fixed charges ......      (142)           (4,278)    (9,478)   (7,158)    3,744)    (84,755)
                                         ------           ------     ------     -----     -----     ------

Less: fixed charges

Interest ...........................         --               60        223       319        22        279
Amortization of interest expense
   related to warrants issued ......         --               25         28        28         7          7
Lease rental expense representative
   of interest (1) .................         --               48        147       414        28        196
                                           ----            -----      -----     -----     -----     ------
Total fixed charges ................         --              133        398       761        57        482
                                         ------            -----      -----     -----     -----   --------
Net loss ...........................     $ (142)         $(4,411)   $(9,876)  $(7,919)  $(3,801)  $(85,237)
                                         ======           ======     ======    ======    ======   ========

Ratio of earnings to fixed charges .        N/A              N/A        N/A       N/A       N/A        N/A
Deficiency in earnings .............     $   (2)         $(4,411)   $(9,876)  $(7,919)  $(3,801)  $(85,237)

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     (1)  Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.

     (2) Redback had no fixed charges in the period from inception (August 30, 1996) through December 31, 1996.